Independent Auditors' Consent


The Shareholders and Board of Directors
JohnsonFamily Funds, Inc.:

We consent to the use of our report dated December 16, 2002, incorporated herein by reference, for JohnsonFamily Funds, Inc. which are comprised of the JohnsonFamily Intermediate Fixed Income Fund, JohnsonFamily Large Cap Value Fund, JohnsonFamily Small Cap Value Fund and JohnsonFamily International Value Fund as of October 31, 2002, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Public Accountants" in the Statement of Additional Information in the Registration Statement.


/s/  KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania
February 27, 2003